PURCHASE AGREEMENT
This Purchase Agreement (this “Agreement”), dated as of January 18, 2019, is entered into by and between RealNetworks Digital Music of California, Inc., a California corporation (“Buyer”) and Rhapsody Applebee, LLC, a Delaware limited liability company (“Seller”). Capitalized terms used in this Agreement have the meanings given to such terms herein.
RECITALS
WHEREAS, Seller is the owner of 47,500,000 shares of Class A Common Stock (the “Stock”) in Rhapsody International, Inc., a Delaware corporation (the “Company”);
WHEREAS, Seller acquired 4,125,000 warrants to acquire Class B stock of the Company (the “Warrants”) pursuant to a Warrant to Purchase Class B Common Stock of Rhapsody International, Inc. issued February 10, 2015 (as amended “Warrant Agreement”) and made a loan (the “Loan”) to the Company in the original principal amount of up to $5,000,000 as now evidenced by a Second Lien Secured Subordinated Promissory Note dated as of December 7, 2016 (as amended, the “Note”) and the security granted by the Company with respect thereto (the “Note Security”);
WHEREAS, Buyer is also a shareholder of and has certain rights with respect to the Company;
WHEREAS, RealNetworks, Inc., a Washington corporation (“Real”) is the sole shareholder of Buyer;
WHEREAS, Seller is subject to restrictions imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) as the Seller is believed to be owned by the Renova Group, which on April 6, 2018, was named as a Specially Designated National pursuant to Executive Order 13662, namely in that the Seller is a blocked person pursuant to OFAC’s 50% rule;
WHEREAS, under License No. UKRAINE-EO13662-2018-354209-1from OFAC issued August 10, 2018, Real and the Company were authorized to engage in all activities necessary and ordinarily incident to negotiate with the Renova Group and Viktor Vekselberg, persons whose property and interests in property are blocked pursuant to the Ukraine-Related Sanctions Regulations, 31 C.F.R. Part 589, regarding a potential purchase of shares in the Company from Seller (the “Original License”);
WHEREAS, Buyer has sought and obtained License No. LICENSE No. UKRAINE-EO13662-2018-354209-2 issued December 18, 2018 by OFAC to conclude a purchase of all interests of Seller in the Company substantially in accordance with this Agreement (the “Transaction License”);
WHEREAS, Buyer acknowledges that the application Buyer submitted in order to obtain, and which is incorporated by reference into, the Transaction License, incorrectly reflects

US VC Partners Management LLC d/b/a Columbus Nova Technology Partners (“CN Manager”) as the sole owner of Seller, and incorrectly asserts that CN Manager is owned indirectly by the Renova Group;
WHEREAS, Seller also wishes OFAC to permit Buyer to pay $800,000 of the Purchase Price to CN Manager for accrued management fees rather than for such payment to go to a Blocked Account (as hereinafter defined);
WHEREAS, subject to the terms of this Agreement, the Buyer is willing to use reasonable best efforts to correct the above mentioned error and to seek permission from OFAC to pay $800,000 of the Purchase Price to CN Manager for management fees;
WHEREAS, the parties agree that correction of the above mentioned error is not necessary to effect the closing described herein; and
WHEREAS, subject to the terms of this Agreement, and pursuant and subject to the Transaction License, Seller wishes to sell and Buyer wishes to purchase all of Seller’s right, title and interest in or relating to the Company (collectively, the “Interests”) including without limitation: (a) the Stock; (b) the Warrants; (c) the Note and the Note Security; and (d) all other rights of Seller relating to the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

PURCHASE AND SALE
Section 1.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.01), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.03.
Section 1.02    Blocked Account. All payments of Purchase Price shall be subject to compliance with the OFAC rules and regulations – including specific licenses granted by OFAC – and other applicable Law. Without limitation, except as provided in Sections 1.03(a)(i) and (ii), all payments made to Seller shall be made to a Blocked Account. As used herein, “Blocked Account” means a segregated interest-bearing account held at a U.S. financial institution, which holds the Seller’s property until the Seller is no longer a blocked person or the Seller obtains an OFAC license authorizing the unblocking of the Blocked Account. “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority; and “Governmental

Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
Section 1.03    Purchase Price. The aggregate purchase price for the Interests (the “Purchase Price”) consists of the Tranche 1 Purchase Price and the Contingent Purchase Price consisting of the Tranche 2 Purchase Price and the Tranche 3 Purchase Price.
(a)    The Tranche 1 purchase price (the “Tranche 1 Purchase Price”) is $15,000,000 payable as follows:
(i)    $200,000 at Closing to be paid to Latham & Watkins;
(ii)    $800,000 to be paid upon the earlier of (x) 5 days after receipt by Buyer of the Payment Authorization, (y) 90 days after the end of the US Government shutdown, or (z) upon instruction by Seller that the funds should be remitted into a Blocked Account. “Payment Authorization” means written authorization or approval by OFAC allowing Buyer to make the $800,000 payment directly to CN Manager and not to a Blocked Account. If Buyer shall timely receive the Payment Authorization, Buyer shall make the $800,000 payment directly to CN Manager. Otherwise the payment shall be made to a Blocked Account;
(iii)    The lesser of $2,800,000 or the remaining unpaid Tranche 1 Purchase Price divided by the number of years remaining between each anniversary and the fifth anniversary of the Closing until the Tranche 1 Purchase Price has been paid in full; provided, that, any remaining unpaid portion of the Tranche 1 Purchase Price shall be paid in full no later than the fifth anniversary of the Closing. No interest shall be due with respect to any portion of the Tranche 1 Purchase Price; and
(iv)    Notwithstanding the above, if following the Closing Buyer shall sell the Stock in whole or in part, payment of the Tranche 1 Purchase Price shall be accelerated such that Buyer shall pay to Seller the difference, if any, between the amount (net of transaction costs) actually paid to and received by Buyer from the sale of the Stock in whole or in part, less the portions of the Tranche 1 Purchase Price already paid by Buyer to Seller, up to the total of the Tranche 1 Purchase Price. Further, in no event shall the obligations of Buyer to pay the Purchase Price exceed the proceeds payable to Buyer from the Interests.
(b)    Seller may be entitled to receive additional payments based on Eligible Net Proceeds from a Liquidity Event (as such terms are defined below). The contingent payments (the “Contingent Purchase Price”) consist of the Tranche 2 Purchase Price and the Tranche 3 Purchase Price. The Contingent Purchase Price shall be paid if at all only from Eligible Net Proceeds arising from a Liquidity Event provided that if the Eligible Net Proceeds shall include in whole or in part the payment of non-cash consideration including without limitation securities (such as shares in a privately held buyer, shares in a publicly traded company, etc.) or payments over time (such as payments under notes, earn-outs, release of escrows, etc.), then the applicable Contingent Purchase Price shall be paid based on a ratio reflecting the cash and non-cash consideration, with the portion of the Contingent Purchase Price to be paid with respect to the non-cash portion due only when such non-cash consideration is actually converted by Buyer into cash. By way of example, if the consideration shall include shares or a note, the payment of the Contingent Purchase Price shall be due only when such shares are converted by Buyer into cash or when the note is paid in cash to Buyer. Further:
(i)     “Liquidity Event” means: (a) a voluntary or involuntary liquidation or dissolution of the Company; (b) a Deemed Liquidation Event as defined in the Amended and Restated Certificate of Incorporation of Rhapsody International, Inc. filed February 13, 2013 (the “Charter”) or (c) any sale by Buyer of the Stock.
(ii)    “Eligible Net Proceeds” means proceeds from a Liquidity Event actually paid to Buyer, with and only with respect to the Stock and not with respect to any other portion of the Interests or any other interests Buyer may have in the Company, less a value hurdle (subject to reduction in accordance with subclause (f) below, the “Equity Hurdle”) equal to $25,000,000. As an example, if Buyer receives $25,000,000 or less with respect to the sale of the Stock, Eligible Net Proceeds would be $0; if Buyer receives $45,000,000 with respect to the sale of the Stock, the Eligible Net Proceeds would be $20,000,000. In addition, there shall be a reduction in Eligible Net Proceeds for: (a) estimated taxes based on the highest maximum combined marginal federal, state and local income tax rates applicable to Buyer; and (b) all transaction-related expenses incurred by or imposed upon Buyer.
(c)    If and only if there is a Liquidity Event within five years from Closing, Seller shall be entitled to an additional payment of Eligible Net Proceeds of up to a maximum of $15,000,000 (the “Tranche 2 Purchase Price”).
(d)    If and only if there is a Liquidity Event within 5 years from Closing, Seller shall be entitled to an additional payment of 50% of Eligible Net Proceeds in excess of the Tranche 2 Purchase Price, up to a maximum of $10,000,000 (the “Tranche 3 Purchase Price”).
(e)    Except as set forth in subclause (f) below, in the event that within five years from Closing in a single transaction or related series of transaction there is a Liquidity Event resulting in a sale by Buyer of some or all of the Voting Stock (as defined in that certain Amended and Restated Stockholder Agreement dated November 30, 2011 (as amended, the “Stockholder Agreement”)) held by Buyer (an “Eligible Sale Transaction”), then in connection with such Eligible Sale Transaction Buyer shall sell a pro rata portion of the Stock based on the ratio of the Stock held by Buyer to all of the Voting Stock held by Buyer. By way of example, if the Stock constitutes 50% of the outstanding Voting Stock held by Buyer, then Buyer shall sell in such Eligible Sale Transaction 50% of the Stock. If the Stock constitutes 20% of the outstanding Voting Stock held by Buyer, then Buyer shall sell 20% of the Stock in such Eligible Sale Transaction. The price and terms obtained by Buyer for the Stock in an Eligible Sale Transaction shall be final and binding on Seller.
(f)    If an Eligible Sale Transaction shall result in Buyer selling 50% or more of the total Voting Stock held by Buyer, Buyer shall have the option to either sell a pro rata portion of the Stock in accordance with subclause (e) above or all of the Stock; provided, that, if Buyer elects to sell in such Eligible Sale Transaction only the Stock, the Equity Hurdle shall be reduced from $25,000,000 to $5,000,000 and Seller shall be entitled to 50% of Eligible Net Proceeds up to the Tranche 2 Purchase Price and Tranche 3 Purchase Price. For example, if all of the Stock is sold for $10,000,000, Seller shall be entitled to $2,500,000 of the Tranche 2 Purchase Price; if all of the Stock is sold for $35,000,000, Seller shall be entitled to $15,000,000 of the Tranche 2 Purchase Price; and if all of the Stock is sold for greater than $55,000,000, Seller shall be entitled to $25,000,000, the maximum aggregate Tranche 2 Purchase Price and Tranche 3 Purchase Price.
(g)    Nothing herein shall affect the rights of the holders of Preferred Stock (as defined in the Charter) to the liquidation preference set forth under Section 3(c) of Article IV of the Charter, to the extent applicable. Without limitation, in the event of an Eligible Sale Transaction whereby the Preferred Stock would be sold at a value at or below the liquidation preference in Section 3(c) of Article IV of the Charter, Buyer shall have no obligation to sell any of the Stock in such transaction.
(h)    The Purchase Price is an unsecured obligation of Buyer and shall be subordinated to Buyer’s obligations to its current and future third party lenders.
Section 1.04    Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price shall be allocated among the Interests for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the "Allocation Schedule"). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 30 days following the Closing. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 60 days following the Closing, such dispute shall be resolved by Deloitte (the “Accountant”). The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule.
ARTICLE II

CLOSING
Section 2.01    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of the execution of this Agreement (the “Closing Date”), at the offices of Davis Wright Tremaine LLP, 920 Fifth Avenue, Suite 3300, Seattle, Washington, or such other place or manner as the parties may mutually agree upon. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. P.S.T. on the Closing Date.
Section 2.02    Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a)    Share certificates evidencing the Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;
(b)    Assignment of Warrants in the form of Exhibit 2.02(b) duly executed by Seller;
(c)    Assignment of Note in the form of Exhibit 2.02(c) duly executed by Seller;
(d)    UCC-3 Assignments of Note Security;
(e)    A general bill of sale substantially in the form of Exhibit 2.02(e) duly executed by Seller;
(f)    A consent to sale substantially in the form of Exhibit 2.02(f) duly executed by Seller;
(g)    A certificate of the Secretary (or other officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions of the board of managers and shareholders of Seller authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, and (ii) the names, titles, and signatures of the officers of Seller to sign this Agreement and the other Transaction Documents to which it is a party; and
(h)    Resignations of Andrew Intrater, Jason Epstein, and Arnold Jung as directors and officers of the Company, effective as of the Closing Date.
Section 2.03    Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to or on behalf of Seller:
(a)    $200,000 to Latham & Watkins; and
(b)    A certificate of the Secretary (or other officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party.
Section 2.04    Condition Precedent to Closing. It shall be a condition precedent to the Closing that the Seller, Buyer and the Company shall each have duly executed and delivered to others a release substantially in the form of Exhibit 2.04 hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.
Section 3.01    Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement and each Transaction Document to which Seller is a party constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.
Section 3.02    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; (c) except as set forth in Section 3.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller is a party or by which Seller is bound or to which any of its respective properties and assets are subject; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Seller. Other than the Transaction License and associated reports required to be filed by Buyer as the licensee, no consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for compliance with the Transaction License. As used herein, “Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
Section 3.03    Interests.
(a)    The Stock consists of 47,500,000 shares of the Class A Common Stock of the Company. All of the Stock is owned of record and beneficially by Seller, free and clear of all

Encumbrances, and, to the knowledge of Seller, has been duly authorized, validly issued, fully paid and is nonassessable.
(b)    Seller has good title to and is the sole owner of the Loan and Note, free and clear of all Encumbrances and will convey the same to Buyer, together with all security therefore. As of December 31, 2018, the outstanding principal balance of the Loan was $5,000,000 together with accrued interest of $1,134,747.81. Neither the Loan, Note or the Note Security is subject to any prior assignment, conveyance, transfer or participation or agreement to assign, convey, transfer or participate, in whole or in part. Seller has received no payments with respect to the Loan. To Seller’s knowledge: (i) the Note is the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (ii) there are no defenses to payment of the Note by the Company and (iii) the Note Security constitutes a perfected security interest in the collateral as defined therein.
(c)    The Warrants and Warrant Agreement are valid and binding on the Company in accordance with their terms and are in full force and effect. Seller has not exercised the rights to acquire the Warrants under the Warrant Agreement. Seller is not, and to Seller’s knowledge, the Company is not, in default of any obligation with respect to the Warrants or Warrant Agreement and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default with respect to the Warrants or Warrant Agreement. Seller has provided Buyer with complete and correct copies of the Warrant, Warrant Agreement and all other Contracts related thereto (including all modifications, amendments and supplements thereto and waivers thereunder). “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
(d)    All of the Interests were issued or obtained in compliance with applicable Laws. None of the Interests were issued in violation of any Contract or commitment to which Seller or, to the knowledge of Seller, the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).
(e)    The Interests constitute all of Seller’s right, title and interest in or with respect to the Company and will be conveyed to Buyer free of all Encumbrances. Upon the transfer, assignment, and delivery of the Interests in accordance with the terms of this Agreement, Buyer shall own all of the Interests, free and clear of all Encumbrances.
Section 3.04    Legal Proceedings; Governmental Orders.
(a)    There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by the Seller: (i) relating to or affecting the Interests; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event is known to have occurred or circumstances are known to exist that may give rise to, or serve as a basis for, any such Action.
(b)    There are no outstanding, and the Seller is in compliance with all, Governmental Orders against, relating to, or affecting the Seller or any of its properties or assets.
Section 3.05    CN. Seller is wholly owned by US VC Partners LP, whose sole limited partner is Renova Innovation Technologies Ltd. which Seller believes to ultimately be owned by the Renova Group, an SDN. US VC Partners LP’s general partner US VC Partners GP LLC. CN Manager is directly wholly owned by US persons and is not subject to OFAC sanctions. The $800,000 if permitted to be paid to CN Manager is for bona fide fees and expenses and is not in any way to be paid to any person subject to sanctions or restrictions by OFAC or otherwise.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.
Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of California. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.
Section 4.02    No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.
Section 4.03    Investment Purpose. Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities

Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Seller has not registered the offer and sale of the Interests under the Securities Act or any state securities laws, and that the Interests may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
ARTICLE V

COVENANTS
Section 5.01    Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities, including without limitation the Transaction License, and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the transactions contemplated hereby.
Without limitation, Buyer shall use its reasonable best efforts to seek to correct the errors made by Buyer in connection with obtaining the Transaction License as noted in the Recitals and to seek the Payment Authorization.
Section 5.02    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE VI

INDEMNIFICATION
Section 6.01    Indemnification by Seller Parties. Subject to the other terms and conditions of this ARTICLE VI, the Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents.
As used herein, “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
Section 6.02    Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents;
(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or
(c)    any claims for payment by Western Alliance Bank pursuant to the terms of that certain Limited Guaranty given by Seller as guarantor, to Western Alliance Bank as lender to the Company, dated December 15, 2017, a copy of which is attached hereto as Exhibit 6.02(c).
Section 6.03    Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.04    Cumulative Remedies. The rights and remedies provided for in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.
ARTICLE VII

MISCELLANEOUS
Section 7.01    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 7.02    Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Rhapsody Applebee, LLC c/o Columbus Nova Technology Partners 900 Third Avenue, 19th Floor New York, NY 10022 Email: aintrater@columbusnova.com Attention: Andrew Intrater, CEO

If to Buyer:	RealNetworks Digital Music of California, Inc. c/o RealNetworks, Inc. 1501 1st Avenue S. Suite 600 Seattle, WA 98134 Email: mparham@realnetworks.com Attention: Michael Parham, General Counsel
Section 7.03    Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 7.04    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 7.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed provided that nothing herein shall restrict Buyer’s ability to assign its rights and interests in whole or in part to any affiliate of Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 7.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
Section 7.08    Governing Law; Submission to Jurisdiction. This Agreement and the other Transaction Documents shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Each party hereto by its execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the state and Federal courts located within the borough of Manhattan of the City, County and State of New York for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable Law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it, he or she is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper or that this Agreement or the other Transaction Documents or the subject matter hereof may not be enforced in or by such courts and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the other Transaction Documents.

Section 7.09
Section 7.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RHAPSODY APPLEBEE, LLC
By: /s/ Andrew Intrater Name: Andrew Intrater Title: Authorized Person
REALNETWORKS DIGITAL MUSIC OF CALIFORNIA, INC.
By: /s/ Michael Parham Name: Michael Parham Title: CEO

[Signature Page to Purchase Agreement]